Exhibit 99.1

Heska Corporation	Hayden IR:
John McMahon, Chief Financial Officer	Brett Maas, Managing Partner
970.619.3082	646.536.7331
investorrelations@heska.com	brett@haydenir.com

Heska Reports Record Third Quarter Results
Revenue Up 19% to $33.4 million; Earnings Per Share up 125% to $0.45

LOVELAND, CO, November 1, 2016 -- Heska Corporation (NASDAQ: HSKA - News; "Heska" or the "Company"), a provider of advanced veterinary diagnostic and specialty products, today reported record financial results for its third quarter ended September 30, 2016.

Third Quarter 2016 Record Results with Prior Year Comparison:

•	Revenue up 19% to $33.4 million.

•	Operating income up 110% to $4.5 million.

•	Net income attributable to Heska up 137% to $3.3 million, or $0.45 per diluted share.

Kevin Wilson, Heska’s Chief Executive Officer and President, commented, “In the third quarter of last year, I was pleased to report to shareholders that Heska had more than doubled earnings per share. Today, I have the pleasure to again confirm Heska’s momentum by reporting another record quarterly performance in which income once more doubled over a strong prior year performance. I’d like to thank the Heska teams for this fantastic and consistent performance. All major revenue streams are performing well, operational discipline is strong, our positive winning culture is deepening, and by nearly any measure, Heska is growing stronger. We continue to gain market share and net subscriber growth with our Heska Reset blood diagnostics subscriptions and our pipeline in key areas is at record levels. I anticipate we will solidly beat our previous full-year expectations for 2016.”

“We are building on our successes to lay the foundations for future outsized growth,” added Mr. Wilson. “Heska has numerous growth opportunities before us, including geographical expansion, product line extensions, test menu additions, higher sales team density, recurring subscriptions renewals, market share gains in existing markets, greenfield market share pickups, and increased utilization within our subscriber base. When layered atop a strong long-term veterinary healthcare growth outlook and multi-year subscriptions visibility, the multiplication effect of these initiatives on Heska’s business has us excited, focused and hard at work.”

Third Quarter Financial Results
2016 third quarter revenue was $33.4 million, up 19% increase from $28.0 million in the third quarter of 2015. Third quarter Core Companion Animal Health segment revenue increased 26% to $26.4 million, up from $21.0 million in the third quarter of 2015. The increase was primarily attributable to growth in blood testing instruments and consumables and digital imaging. Other Vaccines, Pharmaceuticals and Products segment revenue was flat on a year-over-year basis, contributing $7.0 million of revenue during the period.

Gross profit rose 18% to $13.7 million, or 41.0% gross margin, in the current quarter, compared to $11.6 million, or 41.4% gross margin, in the third quarter of 2015. Total operating expenses in the third quarter of 2016 were $9.2 million (27.6% of sales), compared to $9.5 million (33.7% of sales), in the prior year period, a 610 basis point improvement. Operating income more than doubled to $4.5 million during the quarter, compared to $2.1 million in the third quarter of 2015. Net income attributable to Heska Corporation also more than doubled, rising to $3.3 million, or $0.45 per diluted share, compared to $1.4 million, or $0.20 per diluted share, in the third quarter of 2015.

Year-To-Date Financial Results
For the first nine months of 2016, revenue was $90.5 million, up 21% from $74.8 million for the first nine months of 2015. Year-to-date Core Companion Animal Health segment revenue increased 21% to $74.3 million, up from $61.3 million in the third quarter of 2015. Other Vaccines, Pharmaceuticals and Products revenue increased 20% to $16.3 million compared to $13.5 million in the year-ago period.

Gross profit rose 18% to $37.8 million, or 41.8% gross margin, for the first nine months of 2016, compared to $32.0 million, or 42.7% gross margin, in the same period of 2015. Total operating expenses for the first nine months of 2016 were $27.8 million (30.7% of sales), compared to $27.0 million (36.1% of sales) in the prior year period, a 540 basis point improvement. Operating income more than doubled to $10.0 million year-to-date, compared to $5.0 million in the same period last year. Net income attributable to Heska Corporation also more than doubled, rising to $7.1 million, or $0.97 per diluted share, compared to $3.2 million, or $0.46 per diluted share, in the first nine months of 2015.

Balance Sheet
At September 30, 2016, Heska had $9.2 million in cash and working capital of $30.6 million. Stockholders' equity increased to $79.8 million, up from $63.5 million as of December 31, 2015.

Investor Conference Call
Management will conduct a conference call on November 1, 2016 at 9 a.m. MDT (11 a.m. EDT) to discuss the third quarter 2016 financial results. To participate, dial 888-599-8667 (domestic) or 1-913-312-1502 (international) and reference conference call access number 9382912. The conference call will also be broadcast live over the Internet at www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, and download and install any necessary audio software. Telephone replays of the conference call will be available for playback on Heska's home page at www.heska.com until December 31, 2016. The telephone replay may be accessed by dialing 844-512-2921 (domestic) or 1-412-317-6671 (international). The replay access number is 9382912.

About Heska
Heska Corporation (NASDAQ: HSKA - News) sells advanced veterinary diagnostic and specialty products. Heska's state-of-the-art offerings include blood testing instruments and supplies, digital imaging products, software and services, vaccines, local and cloud-based data services, allergy testing and immunotherapy, and single-use offerings such as in-clinic diagnostic tests and heartworm preventive products. The Company’s core focus is on supporting veterinarians in the canine and feline healthcare space. For further information on Heska and its products, visit www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes, including financial results and perceived customer behavior. Factors that could affect the business and financial results of Heska generally include, but are not limited to, the following: uncertainties related to Heska's ability to measure and predict trends in the veterinary market; uncertainties related to Heska's ability to measure and predict the effectiveness of commercial relationships; uncertainties related to the future impact of recent business development activity; risks related to Heska's reliance on third-party suppliers, which is substantial; competition; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Quarterly Report on Form 10-Q for the three months ended June 30, 2016.

Financial Table Follows:

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2016	2015	2016
Revenue:
Core companion animal health	$20,983	$26,386	$61,312	$74,284
Other vaccines, pharmaceuticals and products	7,051	7,044	13,526	16,257
Total revenue, net	28,034	33,430	74,838	90,541

Cost of revenue	16,437	19,712	42,860	52,699

Gross profit	11,597	13,718	31,978	37,842

Operating expenses:
Selling and marketing	5,173	5,490	15,872	16,495
Research and development	493	507	1,304	1,605
General and administrative	3,789	3,229	9,810	9,724
Total operating expenses	9,455	9,226	26,986	27,824
Operating income	2,142	4,492	4,992	10,018
Interest and other expense (income), net	(69)	14	105	(85)
Income before income taxes	2,211	4,478	4,887	10,103
Income tax expense:
Current income tax expense	106	123	232	284
Deferred income tax expense	722	1,012	1,511	2,287
Total income tax expense	828	1,135	1,743	2,571

Net income	1,383	3,343	3,144	7,532
Net income (loss) attributable to non-controlling interest	(32)	(4)	(66)	477
Net income attributable to Heska Corporation	$1,415	$3,347	$3,210	$7,055

Basic earnings per share attributable to Heska Corporation	$0.22	$0.49	$0.51	$1.05
Diluted earnings per share attributable to Heska Corporation	$0.20	$0.45	$0.46	$0.97

Weighted average outstanding shares used to compute basic earnings per share attributable to Heska Corporation	6,344	6,871	6,270	6,727
Weighted average outstanding shares used to compute diluted earnings per share attributable to Heska Corporation	7,139	7,454	7,041	7,299

Balance Sheet Data
(in thousands)

	December 31, 2015	September 30, 2016
		(unaudited)
Cash and cash equivalents	$6,890	$9,214
Total current assets	41,262	47,965
Note receivable - related party	1,516	—
Total assets	109,719	124,312
Line of credit	143	1,553
Other short-term borrowings, including current portion of long-term note payable	159	375
Total current liabilities	18,803	17,398
Long-term note payable, net of current portion	69	171
Non-controlling interest	15,747	15,595
Total stockholders' equity	63,528	79,791